INVESTMENT MANAGEMENT AGREEMENT

     THIS AGREEMENT is entered into as of the date the registration statement of the Merriman Investment Trust becomes effective with the Securities and Exchange Commission by and between the MERRIMAN INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), and Merriman Investment Management Company, a Washington limited partnership (the "Investment Manager"), registered as an investment advisor under the Investment Advisers Act of 1940, as amended.

     WHEREAS, the Trust is registered as a no-load, diversified, open-en management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust desires to retain the Investment Manager to furnish investment advisory and administrative services to all series of the Trust, and the Investment Manager is willing to so furnish such services;

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Appointment. The Trust hereby appoints the Investment Manager to act as investment adviser to any series (hereinafter called "Funds") of the Trust for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

     2. Delivery of Documents. The Trust has furnished the Investment Adviser with copies properly certified or authenticated of each of the following:

     (a) The Trust's Declaration of Trust, filed with the State of Massachusetts on January 15, 1988 (such Declaration, as presently in effect and as it shall from time to time be amended, is herein called the "Declaration"); (b) The Trust's By-Laws (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws"); (c) Resolutions of the Trust's Board of Trustees authorizing the appointment of the Investment Manager and approving this Agreement; (d) The Trust's Registration Statement on Form N-1A under the 1940 Act and under the Securities Act of 1933 as amended, (the "1933 Act"), relating to shares of beneficial interest of the Trust (herein called the "Shares") as filed with the Securities and Exchange Commission and all amendments thereto; (e) The Trust's Prospectuses (such Prospectuses, as presently in effect and all amendments and supplements thereto are herein called the "Prospectus").

     The Trust will furnish the Investment Manager from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing.

     3. Management. Subject to the supervision of the Trust's Board of Trustees, the Investment Manager will provide a continuous investment program for each of the Trust's Funds, including investment research and management with respect to all securities and investments and cash and cash equivalents in each of the Trust's Funds. The Investment Manager will determine from time to time what securities and other investments will be purchased, retained or sold by the Funds. The Investment Manager will provide the services under this Agreement in accordance with each Fund's investment objectives, policies and restrictions as stated in its Prospectus. The Investment Manager further agrees that it:

INVESTMENT MANAGEMENT AGREEMENT                                        Page 2


     (a) Will conform with all applicable Rules and Regulations of the Securities and Exchange Commission and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other Federal and State agencies which may now or in the future have jurisdiction over its activities;
     (b) Will place orders pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer. In placing orders with brokers or dealers, the Investment Manager will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the Investment Manager believes two or more brokers or dealers are comparable in price and execution, the Investment Manger may prefer brokers and dealers who provide the Funds with research advice and other services, or who sell Fund shares. In no instance will portfolio securities be purchased from or sold to the Investment Manager or any affiliated person of the Investment Manager;
     (c) Will hire all necessary executive personnel for the Trust, the salaries and expenses of such personnel to be borne by the Investment Manager;
     (d) Will hire, at the cost of the Trust, all non-executive personnel who will provide clerical, accounting, and general office services as may be required by and requested by the Trust, the salaries of such personnel to be subject to the approval of the Trustees; (e) Will provide, at its own cost, all office space, facilities and equipment necessary for the activities of the Trust; and

     Notwithstanding the foregoing, the Investment Manager may obtain the services of an investment counselor or sub-advisor of its choice subject to the Trust's approval. The cost of employing such counselor of sub-advisor will be paid by the Investment Manager and not by the Trust.

     4. Services Not Exclusive. The investment management services furnished by the Investment Manager hereunder are not to be deemed exclusive, and the Investment Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby provided, however, that without the written consent of the Trustees, the Investment Manager will not serve as investment adviser to any other investment company having a similar investment objective to that of any of the Funds of the Trust.

     5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the Act.

     6. Expenses. During the term of this Agreement, the Investment Manager will pay al expenses incurred by it in connection with administration and investment management of the Trust, and, in accordance with any Distribution Plan then in effect, certain expenses incurred by or on behalf of the Trust in the promotion and sale of the Shares.

     Notwithstanding the foregoing, the Trust shall pay the expenses and costs of the following:

         (a) Taxes;
         (b) Brokerage fees and commissions with regard to portfolio transaction of the Funds;
         (c) Interest charges, fees and expenses of the custodian of the Funds' portfolio securities;
         (d) Fees and expenses of the Funds' transfer agent and shareholder servicing agents;
         (e) Auditing and legal expenses;
         (f) Cost of maintenance of the Trust's existence as a legal entity;
         (g) Compensation   of  trustees  who are not interested  persons of the
             Investment  Manager as that term is defined by law;

         (h) Costs of Trust meetings;
         (i) Federal and State registration fees and expenses;
         (j) Costs of printing and mailing Prospectuses, reports and notices to existing shareholders;

INVESTMENT MANAGEMENT AGREEMENT                                         Page 3


         (k) The Investment Management fee payable to the Investment Manger, as provided in paragraph 7 herein; and
         (l) Fees and expenses of the Funds' administrative service provider, if any, who maintains the account books and records of the Funds, as required by Rule 3a-3 of the 1940 Act, including the performance of daily pricing of the Funds' shares in accordance with the Funds' Prospectus.

     It is understood that the Trust may desire to register its Funds' shares for sale in certain states which impose expense limitations on mutual funds. The Trust agrees that it will register share in such states only with the prior written consent of the Investment Manager and, if consent is granted, the Investment Manager agrees to reimburse the Trust for any excess expenses incurred over the most stringent of such states' limitations.

     7. Compensation. For the services provided and the expenses assumed by the Investment Manager pursuant to this Agreement, the Trust will pay the Investment Manager and the Investment Manager will accept as full compensation a management fee, based upon the daily average net assets of each Fund of the Trust, computed at the end of each month and payable within five (5) business days thereafter, according to the Management Fee Schedule attached hereto.

     8. Limitation of Liability. The Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     9. Duration and Termination. This Agreement shall become effective upon the date the registration statement of the Trust is declared effective by the Securities and Exchange Commission and, unless sooner terminated as provided herein, shall continue in effect for two years. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually:

     (a) By the vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or "interested persons" of any such party (as defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and (b) By vote of either the Board or a "majority" (as that term is defined in the 1940 Act) of the outstanding voting securities of each Fund of the Trust provided, however, that if the holders of any one Fund fail to approve the agreement, Investment Manager may continue to act as investment manager of the Fund(s) which did approve the agreement, and may continue to act as investment manager for the Fund which did not approve the agreement until new arrangements are made by such Fund.

     Notwithstanding the foregoing, this Agreement may be terminated by any Fund or by the Investment Manager at any time on sixty (60) days' written notice, without the payment of any penalty, provided that termination by any Fund of the Trust must be authorized either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

     10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Funds' outstanding voting securities (as defined in the 1940 Act).

     11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or

INVESTMENT MANAGEMENT AGREEMENT


otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

     12. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Washington.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above Written.


Attest:                                   MERRIMAN INVESTMENT TRUST



William L. Notaro                         By: Paul A. Meriman



Title:  Secretary                         Title:  President




Attest:                                   MERRIMAN INVESTMENT MANAGEMENT COMPANY



Paul A. Merriman                          By:  William L. Notaro



Title: President                          Title: Executive Vice President

                             MANAGEMENT FEE SCHEDULE

                         Investment Management Agreement
                            Merriman Investment Trust


================================================================================


Compensation of the Investment Manager shall be in accordance with the Investment Management Agreement, paragraph 7, according to the following schedule:



                      Merriman Flexible     Merriman Strategic      All Other
                          Bond Fund            Equity Fund        Merriman Funds
Net Assets               Annual Rate           Annual Rate         Annual Rate
----------            -----------------     ------------------    --------------

First $250 Million          1.000%                1.000%              1.250%
Second $250 Million         0.875%                1.000%              1.125%
All over $500 Million       0.750%                1.000%              1.000%